Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:

Michelle D. Esterman
Chief Financial Officer
T: +352 2469 7950
E: Michelle.Esterman@altisource.lu

ALTISOURCE® ANNOUNCES SECOND QUARTER RESULTS

Luxembourg, July 25, 2013 - Altisource Portfolio Solutions S.A. (“Altisource” and NASDAQ: ASPS) today reported record service revenue of $161.7 million for the quarter ended June 30, 2013, an increase of 37% when compared to the quarter ended June 30, 2012.  Net income attributable to Altisource was a record $30.9 million or $1.25 per diluted share for the quarter ended June 30, 2013, an increase of 10% and 11%, respectively, compared to the quarter ended June 30, 2012.

The growth in revenue is primarily from the initial referrals on the Homeward non-Government Sponsored Enterprise (“non-GSE”) loans that Ocwen Financial Corporation (“Ocwen”) boarded onto the REALServicing® platform in the first quarter and the expansion of the Financial Services segment which is gaining traction.  Altisource generally begins receiving referrals once portfolios are boarded onto the REALServicing platform.  During the second quarter of 2013, the Mortgage and Technology Services segments recognized virtually no benefit from the Residential Capital, LLC (“ResCap”) non-GSE portfolio that is expected to board on REALServicing in the third quarter of 2013. Including Ocwen’s recently announced agreement to purchase $78 billion of mortgage servicing rights from OneWest Bank, FSB (“OneWest”), the number of non-GSE loans on which Altisource earns revenue is expected to be 65% higher in the fourth quarter of 2013 compared to the second quarter of 2013.

Net income increased in the second quarter of 2013 over the same period in the prior year from service revenue growth, partially offset by interest expense on the $400 million Senior Secured Term Loan ($200 million was funded in the fourth quarter of 2012 and $200 million was funded in the second quarter of 2013), intangible asset amortization expense in connection with the Homeward and ResCap fee-based business transactions and increased technology expenditures to support our growth.  In addition, the Mortgage Services segment was almost fully staffed to meet the anticipated 65% higher non-GSE loan count on REALServicing in the fourth quarter of 2013 (compared to the second quarter of 2013).  This 65% increase in loans with very little increase in compensation and benefits will be the major contributor to our goal of improving default related margins by seven percent by the end of this year compared to 2012.

“We are encouraged by Ocwen’s recently announced agreement to purchase mortgage servicing rights from OneWest which, along with the ResCap portfolio, will drive meaningful default and technology related revenue growth to Altisource.  Given the traction we see in our strategic initiatives along with Ocwen’s ability to acquire additional mortgage servicing rights, Altisource’s long term growth prospects are very bright,” said Chairman William Erbey.

William Shepro, Chief Executive Officer, further commented “We expect earnings for the second half of 2013 and full year 2014 to be very strong as we begin to benefit from the ResCap and OneWest non-GSE servicing portfolio referrals and the higher margin Homeward referrals.  We also remain intensely focused on margin improvement and believe we are making good progress toward accomplishing the seven percent margin improvement in our default related businesses by the end of the year.”

Second quarter 2013 business performance highlights include:

•                  On April 12, 2013, Altisource completed the ResCap fee-based businesses transaction with Ocwen for an aggregate purchase price of $128.8 million;

•                  The average number of loans serviced by Ocwen on REALServicing totaled 1.0 million loans in the second quarter of 2013 compared to 0.8 million loans in the second quarter of 2012;

•                  Based on portfolio acquisitions announced by Ocwen, Altisource anticipates that Ocwen will board approximately 619 thousand additional non-GSE loans on REALServicing by the end of 2013, less service transfers and run-off;

•                  Altisource Residential Corporation (“Residential”) had a portfolio of 1,372 loans and real estate owned (“REO”) at the end of the second quarter of 2013.  Additionally, Residential announced acquisitions totaling $470.0 million in unpaid principal balance that are expected to close in the third quarter of 2013;

•                  In May, Altisource borrowed an additional $200 million under the amended Senior Secured Term Loan agreement to fund the remaining transaction consideration related to the ResCap fee-based businesses, common stock repurchases and general corporate purposes, including potential acquisitions; and

•                  Altisource acquired 313 thousand shares of its common stock during the quarter at an average price of $94.49 per share.

Gross profit as a percentage of service revenue was 43% and 44% for the quarters ended June 30, 2013 and 2012, respectively.  Gross margins were impacted by Mortgage Services’ higher staffing levels to support the 619 thousand loans we anticipate boarding over the next 6 months, higher costs in the Technology Services segment as Altisource continues to invest in the development of the next generation technology to support its growth initiatives and revenue mix.  During the quarter ended June 30, 2013, Altisource had disproportionately high growth in the lower margin property inspection and preservation business principally from the Homeward acquisition.  The decline in margins was partially offset by the expansion of the higher margin mortgage charge-off business.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical fact, including statements about management’s beliefs and expectations.  Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management.  Because such statements are based on expectations as to future economic performance and are not statements of historical fact, actual results may differ materially from those projected.  The Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to: Altisource’s ability to retain existing customers and attract new customers; general economic and market conditions; governmental regulations, taxes and policies; availability of adequate and timely sources of liquidity; and other risks and uncertainties detailed in the “Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

Webcast

Altisource will host a webcast at 11:00 a.m. EDT today to discuss second quarter results.  A link to the live audio webcast will be available on the Company’s website through the Investor Relations home page. Those who want to listen to the call should go to the website fifteen minutes prior to the call to register, download and install any necessary audio software.  A replay of the conference call will be available via the website approximately two hours after the conclusion of the call and will remain available for approximately 30 days.

About Altisource®

Altisource is a global provider of outsourcing and software services focused on high-value, technology-enabled solutions principally related to real estate and mortgage portfolio management, asset recovery and customer relationship management. Additional information is available at www.altisource.com.

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ALTISOURCE PORTFOLIO SOLUTIONS S.A.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

Financial Results (unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012

Service revenue
Mortgage Services	$119,887	$89,999	$216,264	$169,319
Financial Services	22,959	16,057	39,091	33,817
Technology Services	24,783	17,886	45,014	34,908
Eliminations	(5,955)	(5,823)	(11,143)	(11,456)
	161,674	118,119	289,226	226,588
Reimbursable expenses	23,299	24,815	43,565	53,520
Non-controlling interests	1,137	1,271	2,146	3,163
Total revenue	186,110	144,205	334,937	283,271
Cost of revenue	93,673	67,923	170,369	130,978
Reimbursable expenses	23,299	24,815	43,565	53,520
Gross profit	69,138	51,467	121,003	98,773
Selling, general and administrative expenses	29,828	19,018	48,508	36,033
Income from operations	39,310	32,449	72,495	62,740
Other income (expense), net:
Interest expense	(4,902)	(14)	(8,114)	(29)
Other income (expense), net	77	(307)	782	(643)
Total other income (expense), net	(4,825)	(321)	(7,332)	(672)
Income before income taxes and non-controlling interests	34,485	32,128	65,163	62,068
Income tax provision	(2,417)	(2,776)	(4,568)	(5,595)
Net income	32,068	29,352	60,595	56,473
Net income attributable to non-controlling interests	(1,137)	(1,271)	(2,146)	(3,163)
Net income attributable to Altisource	$30,931	$28,081	$58,449	$53,310

Earnings per share
Basic	$1.34	$1.20	$2.51	$2.28
Diluted	$1.25	$1.13	$2.34	$2.15

Weighted average shares outstanding:
Basic	23,161	23,316	23,267	23,353
Diluted	24,823	24,846	24,940	24,850

Transactions with related parties:
Revenue	$121,234	$88,153	$211,332	$170,933
Selling, general and administrative expenses	740	606	1,413	1,180
Other income	—	—	773	—

ALTISOURCE PORTFOLIO SOLUTIONS S.A.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	June 30,	December 31,
	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$177,805	$105,502
Accounts receivable, net	99,316	88,955
Prepaid expenses and other current assets	20,185	7,618
Deferred tax assets, net	1,775	1,775
Total current assets	299,081	203,850

Premises and equipment, net	57,204	50,399
Deferred tax assets, net	4,073	4,073
Intangible assets, net	252,747	56,586
Goodwill	14,915	14,915
Investment in Correspondent One	—	12,729
Loan to Ocwen	—	75,000
Other assets	15,113	11,674

Total assets	$643,133	$429,226

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$63,789	$58,976
Current portion of long-term debt	4,000	2,000
Current portion of capital lease obligations	—	233
Other current liabilities	8,915	10,423
Total current liabilities	76,704	71,632

Long-term debt, less current portion	393,679	196,027
Other non-current liabilities	1,340	1,738

Equity:
Common stock ($1.00 par value; 100,000 shares authorized; 25,413 issued and 22,995 outstanding as of June 30, 2013; 25,413 issued and 23,427 outstanding as of December 31, 2012)	25,413	25,413
Additional paid-in-capital	88,392	86,873
Retained earnings	178,937	124,127
Treasury stock, at cost (2,418 shares as of June 30, 2013 and 1,986 shares as of December 31, 2012)	(122,974)	(77,954)
Altisource equity	169,768	158,459

Non-controlling interests	1,642	1,370
Total equity	171,410	159,829

Total liabilities and equity	$643,133	$429,226